Exhibit 99.1

For Immediate Release:

Contact:	Therese Crozier Corporate Communications 510 789-4331

SANGSTAT ANNOUNCES SIGNING OF A BINDING AGREEMENT WITH CHRONIMED FOR THE SALE OF THE TRANSPLANT PHARMACY®

Transaction to Result in Net Improvement to SangStat's Cash Position

Fremont, Calif.- April 5, 2001 - SangStat (Nasdaq: SANG) announced today the signing of a binding agreement with Chronimed for the sale for cash of The Transplant Pharmacy®, which provides mail order distribution of drugs and transplant patient management services. SangStat will retain the inventory and accounts receivable related to the business and plans to convert these assets into cash during the several months following closing. The conversion of these assets and the cash payment, less the costs associated with the divestiture, are expected to result in a net improvement in SangStat's cash position of approximately $5 to $6 million. The parties expect the transaction to close by April 30, 2001.

"We are very pleased to have reached this agreement with Chronimed," said Jean-Jacques Bienaimé, SangStat's Chairman, President and CEO. "For SangStat this represents another step in the implementation of our restructuring effort announced in October 2000, which was to focus on development and marketing of high value therapeutics. We believe that with Chronimed's focus on serving the prescription drug needs of people with chronic health conditions, the transplant patients using this service should expect the same or perhaps even a better level of service."

SangStat announced in October that it planned to sell The Transplant Pharmacy. SangStat decided to divest this business because it is outside its core business and the capital investment required to expand this business would be better spent on the development of its other products.

"We expect this transaction to be beneficial to SangStat in a number of ways," said Stephen Dance, SangStat's Senior Vice President of Finance. "First, it will have an overall positive cash impact from both the sale and the conversion of assets. Second, this sale will have a positive P&L impact on a going forward basis of $2 million per year, or approximately 10 cents per share, improvement in operating income."

The Transplant Pharmacy was established in September of 1996. This program provides mail order distribution of drugs and other services for transplant patients. In November of 1999, SangStat introduced TransplantRx.com™; the first on-line pharmacy dedicated to organ transplantation. Designed as an extension to the mail order service, TransplantRx.com provides patients, their families and health care providers with a place to purchase all of their medications and access information and resources on transplantation on-line.

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

Chronimed

Chronimed Inc. is a disease-focused drug distribution company serving the prescription drug needs of people with chronic health conditions. Chronimed distributes pharmaceuticals and provides specialized patient management services nationwide for people with long-term chronic conditions such as HIV/AIDS, organ transplant, diabetes and diseases treated with biotech injectable medications. Chronimed works directly with patients, providers, payors, manufacturers, and wholesalers to improve clinical and cost-of-care outcomes. Chronimed's web site address is www.chronimed.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's (1) potential sale of The Transplant Pharmacy; (2) ability to convert inventory and accounts receivable to cash; and (3) expected financial results including future revenues, expenses, charges, and earnings/losses per share. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. There can be no assurance that the company will be able to divest itself of The Transplant Pharmacy in a timely fashion or at all, that it will be able to convert all of The Transplant Pharmacy's inventory and accounts receivable into cash, or that the divestiture of The Transplant Pharmacy will result in a net improvement in operating income. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 2000 Annual Report on Form 10-K, and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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